Exhibit 99.1

J. Scott Nixon, CPA Rejoins USANA Health Sciences’ Board of Directors

SALT LAKE CITY--(BUSINESS WIRE)--July 27, 2022--USANA Health Sciences, Inc. (NYSE: USNA) today announced that J. Scott Nixon, CPA has rejoined the Company’s Board of Directors effective July 25, 2022. Mr. Nixon previously served as an independent director of the Company from October 2017 through May 2019, before departing from the Board to fulfill a three-year voluntary leadership assignment for The Church of Jesus Christ of Latter-day Saints in Brazil. With Mr. Nixon’s appointment to the Board as an independent director, the USANA board now has eight members, seven of whom are independent.

Kevin Guest, Chief Executive Officer and Chairman of the Board, commented, “We are pleased to welcome Scott back to USANA’s Board of Directors. His extensive background and experience with USANA's business and industry, as well as his experience in accounting, finance, and corporate strategy will again provide significant value to USANA’s board, shareholders and the Company as whole.”

Mr. Nixon commented, “I am honored to re-join the USANA Board and look forward to working with the Board and management team to help the Company advance its mission of improving the health and wellness of its customers around the world.”

About Scott Nixon

Mr. Nixon, a retired certified public accountant, retired in 2015 as a partner with PricewaterhouseCoopers LLP (“PwC”) where he spent over 31 years in various roles including office managing partner and engagement partner over public and private companies in many industries. His career involved providing audit and business advisory services. Mr. Nixon was involved in numerous complex filings with the Securities and Exchange Commission on behalf of his clients. In 2007, Mr. Nixon returned from a four-year assignment in São Paulo, Brazil where he represented various interests of the PwC global firm to the 18 member firms in South and Central America and led the implementation of the Sarbanes-Oxley requirements in those countries.

Mr. Nixon previously served on several boards of directors, including: (i) ProLung, Inc. (dba IONIQ Sciences), where he served as Chairman of the Audit Committee and a member of the Compensation Committee; (ii) Deseret Trust Company, where he also served as a member of the Audit and Executive Committees; (iii) Utah State University Board of Trustees, where he also served as Chairman of the Audit Committee; and (iv) two other nonprofit boards of directors. Mr. Nixon holds both a Bachelor of Arts and Master of Accounting from Utah State University.

About USANA

USANA develops and manufactures high-quality nutritional supplements, health foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Contacts

Investor contact:
Andrew Masuda
Investor Relations
(801) 954-7210
investor.relations@usanainc.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280